Investor Relations Contact
Sandra Buschau
Tel: (604) 684-4691
E-mail: sandy@ipm.bc.ca

Trading Symbol:
ITAC: OTCBB, Frankfurt, Berlin

FOR IMMEDIATE RELEASE

INTACTA.CODE Featured at Select Online Sites
Trial SDK Features Open Accessibility to Military-Grade Data Tools

Atlanta, GA, March 27, 2001 INTACTA Technologies, Inc. (OTCBB:ITAC) announced today the availability of a trial version of the INTACTA.CODE Software Developer's Kit (SDK), designed to assist developers create or extend software and firmware solutions requiring secure and compressed data exchange across any medium. DevX, one the Web's premiere software developer sites, and ZDNET Downloads, one of the Web's busiest download sites, host the free Trial Version of the INTACTA.CODE SDK. The trial is also available at http://www.intacta.com

While INTACTA.CODE was originally developed for the defense industry for securing data, one of the prime commercial areas ideally suited for INTACTA.CODE is in the mobile computing environment. Companies such as IBM, Sun Microsystems, Palm, HandSpring, and Microsoft are already moving aggressively to enable personal digital assistants (PDAs) for enterprise solutions. "By coupling this innovative, secure and portable data persistence technology with leading collaborative workflow systems, you can store and move data in ways never conceived only a few months ago" said Rocky Oliver, Chief Architect of Edward Lowe & Associates.

"We're proud to have our free trial available on such notable websites as DevX and ZDNET," said Noel Bambrough, Chief Operating Officer of Intacta Technologies. "We have already received over 75,000 hits on our website as a result of being featured on these sites."

INTACTA.CODE not only secures information during transmission from backend systems to mobile computing devices (eg. PDAs), but, continues to secure the information while it resides on the device. These security features solve one of the most vexing problems facing an enterprise considering the introduction or expanded use of mobile computing devices and applications.

About INTACTA™ Technologies Inc.
INTACTA (OTCBB:ITAC) is a U.S. based software company headquartered in Atlanta, Georgia. The Company develops and markets software components designed to bridge enterprise communications and management information systems across digital and non-digital media. INTACTA licenses INTACTA.CODE as a SDK for seamless and transparent integration within any application or device. More information about INTACTA.CODE SDKs may be found at http://www.intacta.com

Forward-looking statements
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

Media Contact:	Company Contact:
Steve Bosak	Noel Bambrough
SRB Communications	Intacta Technologies Inc.
630-406-6130	404-880-9919
steve@srbcomm.com	nbambrough@intacta.com

All product names mentioned are trademarks or registered trademarks of their respective holders and are used for identification purpose only.

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